Exhibit 99.1

For: Authentidate Holding Corp. Investor Contacts: Todd Fromer / Garth Russell KCSA Worldwide 212-896-1215 / 212-896-1250 tfromer@kcsa.com / grussell@kcsa.com	Media Contacts: Shelley Pfaendler / Erika Kay KCSA Worldwide 212-896-1248 / 212-896-1208 spfaendler@kcsa.com / ekay@kcsa.com

AUTHENTIDATE ENGAGED IN

NEGOTIATIONS FOR A POTENTIAL BUSINESS COMBINATION

BERKELEY HEIGHTS, N.J.—September 11, 2007—Authentidate Holding Corp. (Nasdaq: ADAT), a worldwide provider of software and web-based services that enable enterprises and individuals to exchange information securely and conduct trusted business transactions, today announced that it is engaged in negotiations concerning a potential business combination between the Company and a private company. The Company indicated that while discussions between representatives of the parties continue, the terms of the transaction have not been agreed upon and no letter of intent, term sheet or acquisition agreement of any kind has been executed by either party. Any potential agreement would be subject to the review and approval of the Company’s board of directors. The Company further cautioned that as a result of the foregoing uncertainties, there can be no assurance that any agreement will be executed or any transaction completed.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a worldwide provider of software and web-based services that enable enterprises and individuals to exchange information securely and conduct trusted business transactions. Our offerings are targeted at enterprises and office professionals, and incorporate security technologies such as electronic signing, identity management, and content authentication to electronically facilitate secure and trusted transactions. In the United States, we also offer our proprietary and patent pending content authentication technology as a web-based service in the form of the United States Postal Service® Electronic Postmark®.

The company operates its business in the United States and Germany. For more information, visit the company’s website at http://www.authentidate.com.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, related decisions by the USPS, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Authentidate is a registered trademark of Authentidate Holding Corp. Inscrybe and MyInscrybe are trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

This document is available on the KCSA Worldwide Website at www.kcsa.com

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